Exhibit 3.77A

ARTICLES OF INCORPORATION

OF

OLD DOMINION RACING ASSOCIATION, INC.

I, the undersigned natural person, do hereby form a stock corporation under the provisions of Chapter 9 of Title 13.1, Code of Virginia, and to that end set forth the following;

ARTICLE I. The name of the corporation is Old Dominion Racing Association, Inc. (the “Corporation”).

ARTICLE II. The period of its duration is perpetual.

ARTICLE III. The purposes for which the Corporation is organized are:

(a)           To engage in all aspects of the business of horse racing (including, without limitation, the ownership and operation of horse racing facilities with pari-mutuel wagering) and to carry on all activities necessary or incidental thereof.

(b)           To acquire by purchase, exchange, contract, lease, options for lease, assignment of lease or otherwise, and to own, equip, erect, build, construct, finance, maintain, operate and improve; and to sell, lease, mortgage, pledge, transfer, or otherwise dispose of, properties of all kinds, real and personal.

(c)           To apply for, obtain, purchase, or otherwise acquire, any licenses, trademarks, trade names, patents, franchises, copyrights, rights, processes, formulas, and the like, which may be capable of being used for any of the purposes of the Corporation; and to use, exercise, develop and otherwise deal in or with the same.

(d)           To make and perform any contracts and to do any acts and things, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the objects and purposes herein enumerated or incidental to the powers herein specified, or which at any time may appear conductive to or expedient for the accomplishment of any of such objects or purposes.

(e)           To serve as a or the general partner of limited partnerships which engage in activities in which the Corporation may engage.

(f)            In general, to carry on any other business connected with or incidental to the foregoing objects and purposes, and to have and exercise, without limitation, all the powers conferred now or hereafter by the laws of the Commonwealth of Virginia upon corporations formed under the Virginia Stock Corporation Act.

(g)           The foregoing objects and purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendments thereof, and shall each be regarded as independent, and construed as powers as well as objects and purposes.

ARTICLE IV. The aggregate number of shares which the Corporation shall have authority to issue is twenty thousand (20,000), consisting of ten thousand (10,000) shares of the class designated as “Class A Common Stock” and ten thousand (10,000) shares of the class designated as “Class B Common Stock.” Such two classes are collectively referred to as “Common.” The par value of each share of such class is ten cents ($.10).

ARTICLE V. There are no preferences, qualifications, limitations, restrictions, or special or relative rights in respect to the shares of the class designated as “Common”, except as hereinafter provided. The shares of Common shall have the following rights and privileges:

(a)           Both Class A Common Stock and Class B Common Stock shall have the right to participate in dividends and all other financial benefits of ownership of stock of the Corporation.

(b)           The Class A Common Stock shall have the exclusive right to vote on all matters on which shareholders shall be entitled by law to vote. There shall be no cumulative voting on any issue and each share of such stock which is issued and outstanding shall be entitled to one (1) vote on each matter which is submitted to a vote of the stockholders.

(c)           Without limiting the generality of the foregoing sub-paragraphs, on any and all matters on which the stockholders shall have a right by law or otherwise to vote (including but not limited to, any sale of any or substantially all the assets of the Corporation, any liquidation of the Corporation in whole or in part, or any merger of the Corporation), the affirmative vote of the holders of more than fifty percent (50%) of the issued and outstanding Class A Common Stock of the Corporation shall be required, and there shall not be applicable to the Corporation any provision of law allowing or requiring a greater vote.

ARTICLE VI. Provisions limiting or denying to stockholders of the Corporation the preemptive right to acquire additional shares of the stock of Corporation are:

No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class or stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE VII. The number of directors constituting the initial Board of Directors of the Corporation is three (3), and thereafter the number of directors constituting the Board of Directors shall be fixed in the By-Laws of the Corporation. The names and post office addresses of the persons who are to serve as directors until the first annual meeting of stockholders, and until their successors are elected and shall qualify are:

Name	Address

Joseph A. De Francis	P.O. Box 130
Laurel, Maryland 20725

Martin Jacobs	P.O. Box 130
Laurel, Maryland 20725

Karin M. Van Dyke	P.O. Box 130
Laurel, Maryland 20725

ARTICLE VIII. Provisions for the regulation of the internal affairs of the Corporation are:

(a)           All powers and authority of the Corporation shall be vested in and exercised by the Board of Directors.

(b)           The Board of Directors shall have the power, without the consent or vote of the stockholders, to make, alter, amend, or repeal the bylaws of the Corporation.

(c)           No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity, shall be invalid by reason of the fact that one or more directors of this Corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that the interest of each such director shall have been disclosed to or known by the Board, and a majority of the disinterested members of the Board shall have nonetheless ratified and approved such contract or transaction. Such interested director or directors may be counted in determining whether a quorum is present for the meeting at which such ratification or approval is given. If the vote of such interested director or directors is, or was, necessary for the approval of such contract or transaction, then such contract or transaction shall, with disclosure of the director’s or directors’ interest, be submitted for the approval or ratification of the stockholders.

ARTICLE IX. The post office address of the initial registered office of the Corporation is 13000 Grey Friars Place, Herndon, Virginia 22071. The name of the County in which the initial registered office is located is Fairfax. The name of the initial registered agent at such address is David B. Tatge, who is a resident of Virginia and a member of the Virginia State Bar.

ARTICLE X. In any proceeding brought by or in the right of the Corporation, there shall be no damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct except that the liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law.

ARTICLE XI. The name and post office address of the incorporator is:

Name	Address

Mary Beth Ryan	1250 Connecticut Ave., N.W.
Washington, D.C. 20036

IN WITNESS WHEREOF, I have set my hand and seal to these Articles of Incorporation, and do hereby acknowledge the same to be my act on this 14th day of September, 1993.

/s/ Mary Beth Ryan
Mary Beth Ryan
Incorporator